Coty Reports Solid 1H25 Financial Performance, With Strong Margin Expansion and Cash Generation in an Uncertain Market Environment

Robust Gross Margin Expansion And Sustained Brand Investments
Reaches Coty's Lowest Leverage in Over 8 Years
APAC Region and FX Headwinds Weigh on Q2 Sales
On Track for Continued FY25 Margin Expansion and EPS Growth

NEW YORK - February 10, 2025-- Coty Inc. (NYSE: COTY) (Paris: COTY) ("Coty" or "the Company") today announced its results for the first half and second quarter of fiscal year 2025, ended December 31, 2024. Across both periods, the Company delivered strong gross and operating margin expansion, while continuing to invest behind its brands and execute across its strategic growth pillars.

In 1H25, Coty's reported net revenue decreased 1% year-over-year and included a 2% negative impact from FX and a 1% headwind from the divestiture of the Lacoste license. Coty's LFL net revenue grew 2% despite elevated comparisons in the prior year when LFL revenues grew 14%. The 1H25 reported and LFL revenues were supported by growth in both prestige and mass fragrances, as well as mass skin care partially offset by declines in cosmetics and body care. In 2Q25, Coty's reported net revenue declined 3% on a reported basis and included a 2% headwind from FX. Coty's Q2 net revenue declined 1% on a LFL basis. The Q2 reported sales reflected the further slowing of the mass beauty market, particularly color cosmetics, together with continued headwinds in the APAC region, particularly China, Travel Retail Asia and Australia. At the same time, the global fragrance market remained robust, and estimated sell-out for Coty's prestige fragrance portfolio grew at a high single digit percentage in the first half. In both 1H25 and Q2, LFL revenue growth on a company-wide basis includes a contribution of 1% from Argentina, which experienced hyperinflation.

In 1H25, Prestige net revenue grew 2% on a reported basis, which included a 1% negative impact from FX and a 1% headwind from the divestiture of the Lacoste license. On a LFL basis, Prestige net revenue grew 4% in the first half, despite lapping 18% LFL growth in the prior year. Prestige reported net revenue in the first half was supported by solid growth in the underlying fragrance category and Coty's brands' performance partially offset by lower cosmetics sales largely as a result of headwinds in the APAC region. The majority of Coty's leading prestige fragrance brands grew by a mid-single-digit to double-digit percentage year-over-year, with solid growth in prestige fragrance volumes in 1H25. In Q2, Prestige net revenue decreased 1% on a reported basis, which included a 1% headwind from FX and a 1% negative impact from the divestiture of the Lacoste license. On a LFL basis, net revenue increased 1% supported by growth in Coty's prestige fragrance category partially offset by prestige cosmetics. Despite strong sell-out in Coty's prestige fragrances, Coty's Prestige reported net revenue was impacted by broader headwinds in China and Travel Retail Asia, coupled with continued tight inventory management and lower than anticipated replenishment orders by retailers in the U.S., Europe, and Australia.

In 1H25, Consumer Beauty net revenue declined 6% on a reported basis, which included a 4% negative impact from FX. Consumer Beauty reported net revenue declined in body care and mass color cosmetics partially offset by reported net revenue growth in mass fragrance and mass skin care. 1H25 Consumer Beauty net revenue declined 2% on a LFL basis. In Q2, Consumer Beauty net revenue declined 8% on a reported basis and were impacted by a 4% headwind from FX, with LFL sales declining 4%. In 2Q25, Consumer Beauty reported net revenue declines in color cosmetics and body care were partially offset by growth in mass fragrance. Coty's Consumer Beauty sell-out was below the broader mass beauty market due to the Company's greater exposure to the more pressured mass color cosmetics category. In addition, Coty's sell-in continued to track below sell-out driven by pressure on U.S. mass retailers due ongoing channel shifts, tight inventory management at retailers in Australia and parts of Europe, and higher trade investments.

By geography, EMEA net revenue increased 4% on a reported basis and 5% on a LFL basis in the first half and increased 2% on both a reported basis and LFL basis in Q2. The reported net revenue growth in EMEA in each of these periods was supported by growth across several European markets, including the U.K., Ireland, Spain and Portugal, coupled with strong growth in Africa and the addition of a new export distributor. In the first half, Americas net revenue decreased 5% on a reported basis, but grew 1% on a LFL basis. In 2Q25, Americas net revenue declined 7% on a reported basis and by 1% on a LFL basis. The Americas region was impacted by the softness in the color cosmetics market in the U.S. and lower body care revenue in Brazil. In both Q2 and 1H25, Americas LFL net revenue included a 3% contribution from Argentina, which experienced hyperinflation. In 1H25, Asia Pacific net revenue decreased 8% on a reported and LFL basis. In Q2, Asia Pacific net revenue declined 11% on both a reported and LFL basis. The reported net revenue in each of these periods was lower year-over-year due to the challenging dynamics impacting the market in the Chinese mainland and the regional Travel Retail channel, further exacerbated by significant retailer inventory reduction.

Coty delivered continued very strong gross margin expansion both in the first half and second quarter. In the first half, reported and adjusted gross margin of 66.1% increased 180 basis points year-over-year. 2Q25 reported gross margin of 66.7% increased 160 basis points year-over-year, while adjusted gross margin of 66.8% increased by 170 basis points year-over-year. Coty's reported gross margin improvement in both periods was fueled by supply chain savings including procurement savings and productivity gains, excess & obsolescence reduction, a net benefit from pricing, and strong discipline with regard to promotional activity.

In the first half, Coty generated reported operating income of $506.0 million, up 17% year-over-year, with a reported operating margin of 15.1%, reflecting 220 basis points of margin expansion year-over-year. In 1H25, Coty's adjusted operating income of $637.3 million increased by 4% year-over-year, while the adjusted operating margin of 19.1% reflected 90 basis points of margin expansion. In Q2, Coty generated reported operating income of $268.2 million, up 13% year-over-year, resulting in 240 basis points of reported operating margin expansion to 16.1%. Coty's Q2 adjusted operating income of $333.7 million grew 8% year over year, resulting in an adjusted operating margin of 20.0%, which expanded by 210 basis points year-over-year. The higher reported and adjusted operating margin reflected strong gross margin expansion and a reduction in fixed costs, while the A&CP percentage moderately increased as Coty continued to invest behind its brands.

In the first half, Coty's reported net income of $100.0 million decreased from a net income of $175.9 million in the prior year, resulting in a reported net income margin of 3.0%, down 220 basis points year-over-year. In the first half, reported and adjusted net income included a $129 million negative impact from the equity swap mark-to-market in the first half, compared to a negligible net impact in the prior year period. Q2 reported net income of $20.4 million declined from a net income of $177.6 million in the prior year. Adjusted net income of $98.8 million decreased from $229.1 million. The decrease in both reported and adjusted net income in Q2 reflects a $97 million negative impact from the equity swap mark-to-market, compared with a $55 million benefit from the mark-to-market on the equity swap in the prior year.

In the first half, Coty's adjusted EBITDA totaled $750.8 million, up 3% year over year, resulting in an adjusted EBITDA margin of 22.5%, which reflected a strong 90 basis points of margin expansion. In Q2, adjusted EBITDA of $390.7 million increased 7% year-over-year driving an adjusted EBITDA margin of 23.4%, expanding significantly by 220 basis points year-over-year.

In the first half, cash from operating activities was $531.9 million and free cash flow was $411.1 million. In Q2, cash flow from operating activities was $464.5 million and free cash flow totaled $419.0 million. Total debt at the end of the second quarter totaled $3,459.0 million, while financial net debt was $3,209.4 million. This drove the total debt to net income ratio to 100.3x and the financial leverage ratio (net debt to adjusted EBITDA) to 2.9x, a reduction of 0.2x versus a year ago and consistent with recent guidance to end CY24 with leverage below 3x. Coty’s retained 25.8% Wella stake was valued at $1,053.0 million at quarter-end, supporting economic net debt of $2,156.4 million.

Updates on Strategic Pillars

•The prestige fragrance category continues to outperform the overall beauty market growing by a high-single-digit percentage in Q2. In Q2, sell-out for Coty's prestige fragrance portfolio grew at an estimated high single digit percentage level off the high baseline of the prior year which included major fragrance launches, while sell-in was several points lower as the Company continued to be impacted by a significant gap between sell-in and sell-out. This gap was most prevalent in the Chinese mainland due to continued pressure on the overall beauty market, and in the U.S., Europe and Australia, as key retailers continued to tightly manage their inventory levels. During the quarter, Coty continued to grow the Burberry Goddess franchise, which contributed to the brand's strong double-digit percentage reported net revenue growth. In CY24, Burberry's sell-out grew over 30%, outperforming the market by 3x and highlighting Coty's strong position as a leader in fragrance. Continued momentum in Hugo Boss drove the brand to become the #2 male fragrance brand in Europe, increasing by one spot from the prior year. In the U.K., Marc Jacobs Daisy Wild was the #1 launch in CY24, supporting the brand's mid-single-digit percentage growth in 1H25.

Prestige cosmetics revenues declined in Q2 and 1H25 primarily driven by the continued weakness in the Chinese mainland and Asia Travel Retail channel.

•Coty continued to expand its brand portfolio with the signing of a new beauty license with world-renowned crystal house Swarovski. Under this agreement, Coty will develop, produce and distribute a new vision of fragrances. Swarovski Crystal Business is represented in over 140 countries worldwide with 2,300 Swarovski boutiques complemented by selected multi-brand partners. The first offering is anticipated to launch in 2026.

•The global mass beauty market growth continued to slow to a low-single-digit pace, below the peak ~10% growth level experienced in FY24, which benefited from inflation-related pricing. The mass fragrance category, which grew at a mid-single-digit percentage in Q2, continued to outperform the broader mass beauty market. This outperformance reaffirms that consumers continue to prioritize fragrances in their spending habits across price points. Coty continues to prioritize the expansion of its mass fragrance offerings to strengthen its position and capture more market share in this growing category. The successful launch of the adidas Vibes fragrance collection marked the biggest launch for Coty's Consumer Beauty business in the last 10 years, fueling strong growth in adidas fragrance and driving market share gains. Sales in Coty's mass color cosmetics business were lower while the broader mass color cosmetics category was flat in the quarter, as U.S. mass beauty retailers continued to be pressured by ongoing channel shits and retailers in Australia and Europe continued to tightly managing their inventory levels, resulting in a continued gap between sell-in and sell-out. At the same time, the combination of Coty’s social media advocacy strategy and on trend innovation supported strong online market share gains for CoverGirl and Rimmel.

•Coty continued to invest in its skincare strategy. Lancaster delivered double-digit percentage net revenue growth in Q2 supported by the launch of its Golden Lift skincare range and the brand's unique positioning as the photo-aging prevention and repair expert. Philosophy continues to lean into its social media advocacy strategy, engaging with dermatologists and influencers, which drove an over 4x increase in the brand's earned media value year-over-year. Orveda continued to expand its footprint with the opening of the La Maison Orveda in New York City and in Paris, the next step in its steady brand building and distribution expansion.

•Coty saw strong consumer demand in its e-commerce business, which accounts for approximately 20% of the Company's sales. Coty's e-commerce sell-out in both the Prestige and Consumer Beauty businesses grew by a double digits percentage in both Q2 and 1H25. This was well ahead of the underlying e-commerce market growth in the first half, as Coty gained market share across many brands including Burberry and Marc Jacobs in Prestige, and CoverGirl, Sally Hansen and Nautica in Consumer Beauty, reaffirming Coty's strong digital capabilities and the relevance of its brands. At the same time, the Company's e-commerce sell-in declined, significantly lagging sell-out growth in both Prestige and Consumer Beauty due to tight order management by e-retailers.

•Coty's growth engine markets net revenue, which accounted for approximately 21% of total sales in the first half, declined 2% as reported and grew by 9% on a LFL basis, led by strength in LATAM, Brazil, Africa, Southeast Asia, including India, and North Asia. LFL growth in 1H25 in Coty's growth engine markets includes a 5% contribution from Argentina, which experienced hyperinflation.

•Coty continued to make progress on its sustainability agenda. Last week, CDP raised Coty’s Climate score to A- from the previous score of B, putting Coty in towards the top of thousands of disclosing companies. This strong ranking and improvement recognizes Coty's continued progress in measuring our climate impact, setting ambitious yet achievable targets and progressing on our sustainability agenda. Additionally, this marked the first year in which Coty made submissions to CDP Water and Forests.

Commenting on the operating results, Sue Nabi, Coty's CEO, said:

"As we are now midway through our fiscal year, it is clear that FY25 is shaping up to be a pivotal year.

On the one hand, the global beauty market continues to grow at a healthy pace, even if growth has moderated off of the elevated levels of the last few years, which benefited from more material pricing increases. And in this backdrop, fragrances of all price points continue to outperform most other beauty categories, which strongly benefits Coty’s business as fragrances account for over 60% of our revenues and an even bigger portion of our profits.

In fact, the performance of our fragrance portfolio remained robust, including volume growth for both our prestige and mass fragrances in 1H25. The sell-out of our Prestige fragrances grew by a high single digit percentage in the first half, well ahead of our Prestige sell-in, fueled by momentum in Hugo Boss, Burberry, Chloe and Marc Jacobs. We continued to reach new milestones with our brands, whether its Hugo Boss becoming the #2 male fragrance in Europe, Marc Jacobs Daisy becoming the #1 franchise in the UK, and Coty overall becoming the #1 prestige fragrance player in South Africa. At the same time, sales for our mass fragrance brands grew by a low-double-digit percentage LFL in the first half and a mid-single-digit percentage LFL in Q2, supported by the success of the adidas Vibes collection with strong market share gains in several European markets, strong growth in Nautica, and new agile fragrance launches.

On the other hand, the pressure in pockets of our business which we discussed at length on the last earnings call, namely in China, Travel Retail Asia, Australia and in Consumer Beauty U.S., impacted us even more significantly in Q2. And in our core markets, despite a seemingly strong holiday period, where beauty performed strongly and consumers engaged with the category, this did not translate into improved replenishment orders for Coty as retailers managed their inventory very tightly. As a result of these factors, our Q2 LFL sales trends were below our expectations. While we are prudently assuming these patterns will continue into the second half as well, the strong sell-out growth of our fragrance brands gives us confidence that these headwinds are temporary and we should return to stronger sales growth as we enter FY26.

Against this complex backdrop, our teams acted with agility, activating strong savings initiatives and protecting our cash flow. The results of these efforts can be seen in our Q2 financial performance. In the quarter, our adjusted gross margin expanded by 170 basis points year on year, reflecting not only strong supply chain savings but also our disciplined approach to promotional activity at a time when many beauty players stepped up promotions and discounts. At the same time, we maintained strong marketing support, EBITDA expanded by 7%, and our EPS excluding the equity swap impact grew by 16%. And on the balance sheet side, we reached a key milestone exiting CY24, as for the first time in over 8 years, our leverage was below 3x.

The beauty market has changed significantly since we first laid out our strategy and ambitions over 3 years ago. From a category perspective, fragrances have accelerated significantly supported by structural consumer behavior shifts, while color cosmetics is challenged by evolving channel preferences and new business models. At a market level, China is no longer a key short term growth driver for beauty, while the U.S. market remains very dynamic. With this backdrop, FY25 is shaping up to be a pivotal year for Coty, as we evaluate our operations to fuel Coty's long term success.

While the uncertain market environment may weigh on trends in the near term, our financial equation is now stronger than it has been in the last four years and we will see outsized benefit from our healthier leverage levels and cash generation, which will fuel EPS growth and our Total Shareholder Return. As we look to the exciting brand initiatives and distribution opportunities on track for FY26 and beyond, coupled with the initial launches in the next couple of year of products under our new and expanded licenses including Swarovski, Marni, Etro, and Marc Jacobs Makeup, we remain confident in Coty’s ability to accelerate sales growth and outperform the beauty industry over the coming years, all while steadily expanding margins and cash flow, and significantly growing EPS. We look forward to sharing a deeper dive on our strategy and outlook as part of our CAGNY presentation on February 19th.

The power of our brands and the strength of our teams, together with our leading innovation and commercialization capabilities, have underpinned our strong strategic and financial progress over the past four years and will support our growth in the years to come."

*Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.
** E-commerce penetration and contribution based on countries where e-com info is available covering approx. 86% of total Coty. Sources: Circana (Prestige) and Nielsen (CB) December 2024. Additionally, the data includes estimated data for Brick and Click sales, which is subject to change.
***Prestige sell-out data is sourced from third-party market research firms, including but not limited to Circana, as well as retailer data, and supplemented by Coty’s internal estimates for markets where external data is unavailable. While efforts are made to ensure accuracy, reported figures may be subject to revisions based on updated market insights and methodological adjustments.

RESULTS AT A GLANCE

	Three Months Ended December 31, 2024			Six Months Ended December 31, 2024
(in millions, except per share data)		Change YoY			Change YoY
COTY, INC.		Reported Basis	(LFL)(a)		Reported Basis	(LFL)
Net revenues	$1,669.9	(3%)	(1%)	$3,341.4	(1%)	2%
Operating income - reported	268.2	13%		506.0	17%
Net income attributable to common shareholders - reported **	20.4	(89%)		100.0	(43)%
Operating income - adjusted*	333.7	8%		637.3	4%
Net income attributable to common shareholders - adjusted* **	98.8	(57%)		226.9	(25)%
EBITDA - adjusted	390.7	7%		750.8	3%
EPS attributable to common shareholders (diluted) - reported	$0.02	(90%)		$0.11	(45)%
EPS attributable to common shareholders (diluted) - adjusted*	$0.11	(56%)		$0.26	(24%)
(a) LFL results for the three and six months ended December 31, 2024 include 1% help from Argentina resulting from significant price increases due to hyperinflation.
*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” “financial net debt,” and "economic net debt" are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Coty Inc. is net of the Convertible Series B Preferred Stock dividends.

Outlook

Fiscal year-to-date, the beauty market has continued to grow at a healthy pace, though growth has moderated from the outsized levels of the last few years, which were amplified by industry price increases. Prestige fragrances remain an outperforming category in beauty, even with moderation in the category growth from low double digit percentage growth in FY24 to high single digit percentage growth in Q2. Mass beauty has moderated from high single digit percentage growth in FY24 to low single digits in Q2, including flat performance in the mass cosmetics category. Within this market backdrop, the APAC region remains pressured due to ongoing headwinds in China and Travel Retail Asia, and at the same time, key retailers around the globe continue to tightly manage orders and inventory levels, further exacerbated by significant channel shifts in U.S. mass beauty. As a result of these factors, Coty expects LFL sales trends in 2H25 which are broadly consistent with its Q2 LFL sales trend at -1% to -2%. The significant strengthening of the U.S. dollar is expected to drive a more material FX headwind in 2H25 of approximately 3%, resulting in FY25 reported sales declining in the low single digits percentage.

Given the complex retail demand environment, Coty now assumes a broadly similar market environment entering FY26. However, several key brand initiatives and distribution opportunities planned for FY26 should support some gradual improvement in Coty's LFL sales growth.

In this uncertain beauty market environment, Coty continues to act with agility, activating strong cost savings initiatives, maintaining promotional discipline, and protecting its cash flow. Coty continues to expect FY25 savings of over $120 million, with these and additional projects expected to deliver further savings in FY26 and beyond. Coty continues to expect solid gross margin expansion in FY25, fueled by the strong gross margin improvement delivered in 1H25. These levers will support ongoing strong investment behind its brands, with A&CP expected to remain in the high 20s percentage.

Through the combination of gross margin expansion, ongoing brand support, short-term cost containment efforts and structural cost savings programs, Coty targets adjusted EBITDA margin expansion of 70-90bps both in 2H25 and FY25, an acceleration from the 30 bps adjusted EBITDA margin expansion in FY24. This implies adjusted EBITDA growing in the low single digits to $1,115-1,125M, which includes a low-to-mid single digit headwind from FX.

Coty's steady debt reduction is now translating to an anticipated sizeable reduction YoY in the FY25 interest expense. As a result, Coty now expects FY25 adjusted EPS excluding the equity swap of $0.50-0.52, reflecting mid-to-high single digit percentage growth, which includes approximately 4% negative impact from the discrete tax benefits recognized last year.

Finally, Coty expects FY25 free cash flow to grow roughly 10% YoY to approximately $400M. In light of the more uncertain environment for the next couple of quarters, further pressured by FX headwinds, Coty is targeting a year-over-year reduction in leverage exiting CY25 of 0.5x or more, resulting in leverage below 2.5x with the goal to reach closer to 2x, which factors in the cash true-up payment related to Coty's equity swap. This does not take into account proceeds from the Wella divestiture, which would further accelerate both deleveraging and shareholder returns.

Financial Results*

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•Year-to-date reported net revenue of $3,341.4 million decreased 1% year-over-year driven by a 6% decrease in Consumer Beauty reported net revenue, a 2% negative impact from FX and a 1% headwind from the divestiture of the Lacoste license partially offset by a 2% increase in Prestige reported net revenue. On a LFL basis, net revenue grew 2% driven by a 4% increase in Prestige LFL net revenue partially offset by a 2% decrease in Consumer Beauty net revenue.
•2Q25 reported net revenue of $1,669.9 million decreased 3% year-over-year, which reflected a 1% decrease in Prestige reported net revenue as well as an 8% decrease in Consumer Beauty reported net revenue and a 2% headwind from FX. On a LFL basis, net revenue declined 1% reflecting a 1% increase in Prestige and a 4% decline in Consumer Beauty.

Gross Margin:
•Year-to-date reported gross margin of 66.1% increased 180 basis points year-over-year. The improvement in reported gross margin was mainly driven by supply chain savings, the benefit from premiumization, pricing actions, easing inflation and excess & obsolescence reduction. Year-to-date adjusted gross margin of 66.1% increased by 180 basis points from 64.3% in the prior year.
•2Q25 reported gross margin of 66.7% increased 160 basis points year-over-year. The improvement in reported gross margin was mainly driven by supply chain savings, pricing actions and excess & obsolescence reduction. 2Q25 adjusted gross margin of 66.8% increased by 170 basis points from 65.1% in the prior year.

Reported Profit:
•Year-to-date reported operating income of $506.0 million increased by 17% from $434.2 million in the prior year driven by higher gross profit and lower restructuring costs. Year-to-date reported operating margin was 15.1%, reflecting 220 basis points of margin expansion year-over-year. The improvement in reported operating margin was driven by strong year-to-date gross margin expansion and lower stock compensation, with moderately higher marketing investments.
•2Q25 reported operating income of $268.2 million increased by 13% from $236.7 million the prior year. 2Q25 reported operating margin was 16.1%, reflecting 240 basis points of margin expansion year-over-year. The improvement in reported operating margin was driven by strong gross margin expansion, short term cost initiatives and structural fixed cost reductions, and lower stock compensation.
•Year-to-date reported net income of $100.0 million decreased from net income of $175.9 million in the prior year. Reported net income included a $129 million negative impact from the mark-to-market on the equity swap, compared with a negligible impact in the prior year. Year-to-date reported net income margin of 3.0% decreased 220 basis points year-over-year.
•2Q25 reported net income of $20.4 million decreased from net income of $177.6 million in the prior year. Reported net income included a $97 million negative impact from the mark-to-market on the equity swap, compared with a $55 million benefit from the mark-to-market on the equity swap in the prior year quarter. 2Q25 reported net income margin of 1.2% decreased by 910 basis points year-over-year.

•Year-to-date reported EPS of $0.11 declined from $0.20 in the prior year. Year-to-date reported EPS was lower year-over-year primarily due to a negative impact from the equity swap mark-to-market of $0.15, compared with no net contribution from the equity swap mark-to-market in the prior year.
•2Q25 reported EPS of $0.02 decreased from $0.20 in the prior year. 2Q25 reported EPS was lower year-over-year due to a negative impact from the equity swap mark-to-market of $0.11, compared with a $0.06 benefit from equity swap mark-to-market in the prior year quarter.

Adjusted Profit:
•Year-to-date adjusted operating income of $637.3 million increased by 4% from $611.5 million in the prior year. Year-to-date adjusted operating margin of 19.1% was 90 basis points higher year-over-year compared with 18.2% in the prior year. The improvement in adjusted operating margin was driven by strong year-to-date gross margin expansion with moderately higher marketing investments.
•2Q25 adjusted operating income of $333.7 million increased 8% from $309.3 million in the prior year. 2Q25 adjusted operating margin of 20.0% was 210 basis points higher year-over-year compared with 17.9% fueled by higher gross margin.
•Year-to-date adjusted EBITDA of $750.8 million increased 3% from $726.7 million in the prior year. Adjusted EBITDA margin of 22.5% increased by 90 basis points supported by the very strong year-to-date gross margin expansion.
•2Q25 adjusted EBITDA of $390.7 million increased 7% from $366.4 million in the prior year. Adjusted EBITDA margin of 23.4% increased by 220 basis points, supported by the very strong gross margin expansion in the quarter.
•Year-to-date adjusted net income of $226.9 million decreased from $303.2 million in the prior year, reflecting a $129 million negative impact from the equity swap mark-to-market compared with no net impact in the prior year. Year-to-date adjusted net income margin of 6.8% decreased from 9.0% in the prior year.
•2Q25 adjusted net income of $98.8 million decreased from $229.1 million in the prior year, reflecting a $152 million reversal in the benefit from the mark-to-market on the equity swap in the prior year. 2Q25 adjusted net income margin of 5.9% increased from 13.3% in the prior year.
•Year-to-date adjusted EPS of $0.26 decreased from adjusted EPS of $0.34 in the prior year. Year-to-date adjusted EPS was lower year-over-year primarily due to a negative impact from the equity swap mark-to-market of $0.15, compared with no net contribution from the equity swap mark-to-market in the prior year, partially offset by a $0.03 discrete tax expense in the prior year, which did not repeat this year.
•2Q25 adjusted EPS of $0.11 decreased from adjusted EPS of $0.25 in the prior year. 2Q25 adjusted EPS was lower year-over-year due to a negative impact from the equity swap mark-to-market of $0.11, compared with a $0.06 benefit from equity swap mark-to-market in the prior year quarter.

Operating Cash Flow:
•Year-to-date cash from operations was $531.9 million decreased from $608.1 million during the same period in the prior year as tight order and cash management by key retailers impacted the timing of cash inflows.
•2Q25 cash from operations totaling $464.5 million increased from $421.9 million during the same period in the prior year reflecting higher profits and working capital phasing.
•Year-to-date free cash flow of $411.1 million decreased from free cash flow of $487.0 million in the prior year driven by a $76.2 million decrease in operating cash flow.
•2Q25 free cash flow of $419.0 million increased from free cash flow of $363.0 million in the prior year driven by a $42.6 million increase in operating cash flow and a $13.4 million decrease in capex.

Financial Net Debt:
•Total debt of $3,459.0 million on December 31, 2024 decreased from $4,002.2 million on September 30, 2024. This resulted in a total debt to net income ratio of 100.3x.
•Financial net debt of $3,209.4 million on December 31, 2024 decreased from $3,718.6 million on September 30, 2024. This resulted in financial leverage of 2.9x, down from 3.4x at the end of the prior quarter.

•The value of Coty's retained 25.8% Wella stake totaled $1,053.0 million at quarter-end, supporting Coty's economic net debt of $2,156.4 million.

Second Quarter Business Review by Segment*
Prestige
In 1H25, Prestige net revenue of $2,230.2 million or 67% of Coty sales, grew 2% on a reported basis. This growth was driven by Europe, the Middle East and Latin America, and was partially offset by weakness in the Chinese mainland, Australia, and the Asia Travel Retail channel, as well as a 1% negative impact from FX and a 1% headwind from the divestiture of the Lacoste license. 1H25 Prestige net revenue grew 4% on a LFL basis. In 2Q25, Prestige net revenue of $1,116.1 million or 67% of Coty sales decreased by 1% on a reported basis and increased by 1% on a LFL basis. On a reported basis, the decline in net revenue was driven by lower net revenue year-over-year in the Asia Pacific region, especially in the Chinese mainland and the Asia Travel Retail channel, a 1% headwind from FX and a 1% headwind from the divestiture of the Lacoste license partially offset by growth in Europe and the Middle East. Sell-out for Coty's Prestige fragrances grew by a high single digit percentage in the first half, even as sell-in was several points lower due to retailer inventory management.

In 1H25, the Prestige segment generated reported operating income of $463.8 million, up from $422.2 million in the prior year. 1H25 reported operating margin was 20.8%, up 150 basis points year-over-year. Adjusted operating income was $539.7 million in 1H25, up from $499.3 million in the prior year, with an adjusted operating margin of 24.2%, up 140 basis points year-over-year. Adjusted EBITDA rose to $595.8 million from $553.8 million in the prior year, with a margin of 26.7%, which expanded by 140 basis points year-over-year. In 2Q25, the Prestige segment generated reported operating income of $222.3 million, compared to $200.6 million in the prior year. 2Q25 reported operating margin was 19.9%, up 200 basis points year-over-year. Adjusted operating income was $260.0 million in 2Q25, up from $239.0 million in the prior year, with an adjusted operating margin of 23.3%, which increased 200 basis points year-over-year. Adjusted EBITDA increased to $288.2 million from $266.2 million in the prior year. As a result, adjusted EBITDA margin of 25.8% was 210 basis points higher year-over-year.

Consumer Beauty
In 1H25, Consumer Beauty net revenue of $1,111.2 million or 33% of Coty sales declined 6% on a reported basis, which included a 4% negative impact from FX. Within Consumer Beauty, 1H25 reported net revenue declined in body care and color cosmetics, which was partially offset by growth in mass fragrance and mass skin care. The global mass cosmetics market was flattish during this period, including declines in the U.S., with Coty's mass cosmetics sales further impacted by pressure on key retailers resulting in the Company's sell-in trending below sell-out. 1H25 Consumer Beauty net revenue declined 2% on a LFL basis. In 2Q25, Consumer Beauty net revenue of $553.8 million, or 33% of Coty sales, decreased by 8% on a reported basis. The decline in Q2 reported net revenue was driven by declines in color cosmetics and body care coupled with a negative impact from FX of 4%. These declines were partially offset by growth in mass fragrance.

In 1H25, the Consumer Beauty segment generated reported operating income of $78.1 million, compared to $92.4 million in the prior year. The 1H25 reported operating margin was 7.0%, down 80 basis points year-over-year. Adjusted operating income was $97.6 million in 1H25, compared with $112.2 million in the prior year, with an adjusted operating margin of 8.8%, which decreased 70 basis points year-over-year. Adjusted EBITDA of $155.0 million declined from $172.9 million in the prior year, with a margin of 13.9%, down 70 basis points year-over-year. In 2Q25, the Consumer Beauty segment generated reported operating income of $64.1 million, up from $60.4 million in the prior year, with a reported operating margin of 11.6%, increasing from 10.0% in the prior year. 2Q25 adjusted operating income of $73.7 million increased from $70.3 million in the prior year, with an adjusted operating margin of 13.3%, improving from 11.6% in the prior year quarter. 2Q25 adjusted EBITDA of $102.5 million increased slightly from $100.2 million in the prior year. As a result, adjusted EBITDA margin of 18.5% was 190 basis points higher year-over-year.

Second Quarter Fiscal 2025 Business Review by Region*
Americas
•In 1H25, Americas net revenue of $1,332.1 million, or 40% of Coty sales, decreased 5% on a reported basis, which included a 5% negative impact from FX. On a LFL basis, Americas net revenue increased by

1% in the first half and included a 3% contribution from Argentina, which experienced hyperinflation. In 2Q25, Americas net revenue of $638.6 million decreased 7% on a reported basis driven by a 6% negative impact from FX coupled with lower Consumer Beauty revenue in the U.S., which was impacted by the softness in the color cosmetics market and lower body care revenue in Brazil. On a LFL basis, Americas net revenue decreased by 1% in the second quarter and included a 3% contribution from Argentina, which experienced hyperinflation.
EMEA
•In 1H25, EMEA net revenue of $1,627.6 million, or 49% of Coty sales, increased 4% on a reported basis, which included a 1% benefit from FX and a 1% headwind from the divestiture of the Lacoste license. On a LFL basis, EMEA net revenue increased by 5% in the first half. 1H25 reported and LFL net revenue growth was supported by broad-based mid-single-digit growth across most European markets, coupled with strong growth in Africa. In 2Q25, EMEA net revenue of $839.8 million increased 2% on a reported basis, driven by solid reported net revenue growth in Prestige partially offset by lower reported net revenue in Consumer Beauty. The regional performance in Q2 was supported by reported net revenue growth in the U.K., Ireland, Spain, Portugal and Africa coupled with the addition of a new export distributor. On a LFL basis, EMEA net revenue increased by 2% in the second quarter.
Asia Pacific
•In 1H25, Asia Pacific net revenue of $381.7 million, or 11% of Coty sales, decreased 8% on both a reported basis and LFL basis due to the challenging dynamics impacting the market in the Chinese mainland and the regional Travel Retail channel, which impacted Prestige. However, these impacts were partially offset by growth in South East Asia and Hong Kong SAR. In 2Q25, Asia Pacific net revenue of $191.5 million, decreased 11% on a reported basis largely driven by declines in Prestige net revenue in the Chinese mainland and the Asia Travel Retail channel. On a LFL basis, Asia Pacific net revenue decreased 11% in the second quarter.

Noteworthy Company Developments

Other noteworthy company developments include:

•On December 5, 2024, Coty announced a long-term beauty license agreement with world-renowned crystal house Swarovski. Under this agreement, Coty will develop, produce and distribute a new vision of fragrances. Swarovski Crystal Business is represented in over 140 countries worldwide with 2,300 Swarovski boutiques complemented by selected multi-brand partners. The first offering is anticipated to launch in 2026. The collaboration comes as Coty continues to elevate and diversify its portfolio, continuously bringing new products, brands, and innovations to the forefront. This agreement reinforces Coty’s reputation as the go-to partner for global brands looking to create or elevate their beauty portfolios.
•On November 20, 2024, Coty announced the early results of its previously announced tender offer to purchase for cash up to $300 million of its outstanding 5.000% Senior Secured Notes due 2026. The purpose of the Tender Offer was to purchase a portion of the Notes, subject to the Notes Cap, in order to reduce the Company’s total outstanding public debt consistent with the Company’s previously announced deleveraging strategy.

Conference Call
Coty Inc. will issue pre-recorded remarks on February 10, 2025 at approximately 4:45 PM (ET) / 10:45 PM (CET) and will hold a live question and answer session on February 11, 2025 beginning at 8:00 AM (ET) / 2:00 PM (CET). The pre-recorded remarks and live question and answer session will be available at http://investors.coty.com. The dial-in number for the live question and answer session is 1-800-445-7795 in the U.S. or 1-785-424-1699 internationally (conference passcode number: COTY2Q25).

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495
antonia_werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in over 120 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to protecting the planet.
Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, expectations of the impact of inflationary pressures and the timing, magnitude and impact of pricing actions to offset inflationary costs, strategic transactions (including their expected timing and impact), expectations and/or plans with respect to joint ventures (including Wella and the timing and size of any related divestiture, distribution or return of capital), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock and expectations for stock repurchases), investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), plans for growth in growth engine markets, channels and other white spaces, synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and magnitude of any "true-up" payments in connection with the Company’s forward repurchase contracts, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s ongoing strategic transformation agenda (including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions, continued process improvements and supply chain changes), the impact, cost, timing and implementation of e-commerce and digital initiatives, the expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans, goals and our ability to achieve sustainability targets), the expected impact of geopolitical risks including the ongoing war in Ukraine and/or the armed conflict in the Middle East on its business operations, sales outlook and strategy, expectations regarding the impact of tariffs (including magnitude, scope and timing) and plans to manage such impact, expectations regarding economic recovery in Asia, consumer purchasing trends and the related impact on the Company’s plans for growth in China, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of the war in Ukraine and/or armed conflict in the Middle East, or due to a change in tariffs or trade policy impacting raw materials) and expectations regarding future service levels and inventory levels, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:

•the Company’s ability to successfully implement its multi-year strategic transformation agenda and compete effectively in the beauty industry, achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement its strategic priorities (including stabilizing its consumer beauty brands through leading innovation and improved execution, accelerating its prestige fragrance brands and ongoing expansion into prestige cosmetics, building a comprehensive skincare portfolio, enhancing its organizational growth capabilities including digital, direct-to-consumer (“DTC”) and research and development, expanding its presence in growth channels, in China and other growth engine markets, and establishing Coty as an industry leader in sustainability) in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products in the Company's skincare and prestige cosmetics portfolios, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to the Company's current and future marketing philosophy and consumer engagement activities (including digital marketing and media) and the Company's ability to effectively manage its production and inventory levels in response to demand;
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, and the fair value of the equity investment;
•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's transformation agenda, its global business strategies, the integration and management of the Company's strategic partnerships, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;
•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 or similar public health events on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy and any change in our stock repurchase plans;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the Company’s strategic partnerships, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration) and management of the partnerships, the Company’s relationships with its strategic partners, the Company's ability to protect trademarks and brand names, litigation or investigations by governmental authorities, and changes in law, regulations and policies that affect the business or products of the Company’s strategic partnerships, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to the’ business model, revenue, sales force or business of any of the Company’s strategic partnerships;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products in the Company's skincare and prestige cosmetics portfolios;

•changes in the demand for the Company’s products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars and other hostilities and armed conflicts, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of the war in Ukraine and any escalation or expansion thereof, armed conflict in the Middle East, the current administration in the U.S. and related changes to regulatory and trade policies, changes in the U.S. tax code and/or other jurisdictions where the Company operates (including recent and pending implementation of the global minimum corporate tax (part of the “Pillar Two Model Rules”) that may impact the Company's tax liability in the European Union), and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates (and the Company’s ability to manage the impact of such changes), potential regulatory limits on payment terms in the European Union, future changes in sanctions regulations, recent and future changes in regulations impacting the beauty industry, including regulatory measures addressing products, formulations, raw materials and packaging, and recent and future regulatory measures restricting or otherwise impacting the use of web sites, mobile applications or social media platforms that the Company uses in connection with its digital marketing and e-commerce activities;
•currency exchange rate volatility and currency devaluation and/or inflation;
•our ability to implement and maintain pricing actions to effectively mitigate increased costs and inflationary pressures, and the reaction of customers or consumers to such pricing actions;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to the Company's joint ventures or strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•disruptions in the availability and distribution of raw materials and components needed to manufacture the Company's products, and the Company's ability to effectively manage its production and inventory levels in response to supply challenges;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from public health events, the outbreak of war or hostilities (including the war in Ukraine and armed conflict in the Middle East (including the Red Sea conflict) and any escalation or expansion thereof), the impact of global supply chain challenges or other disruptions in the international flow of goods (including disruptions arising from changing tariff scenarios), and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•the Company’s ability to adapt its business to address climate change concerns, including through the implementation of new or unproven technologies or processes, and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), new diligence requirements and the impact of such measures or processes on its costs, business operations and strategy;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working practices, and the Company’s ability or the ability of any of the third-party service providers the Company uses to support its business, to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and similar state laws, the Brazil General Data Protection Law, and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company’s ability to attract and retain key personnel and the impact of senior management transitions;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Company’s ongoing strategic transformation agenda and continued process improvements on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with JAB Beauty B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliate KKR Bidco is an investor in the Wella Business, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2024 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) the divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues, EBITDA, and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted” (collectively the Adjusted Performance Measures). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Adjusted operating income/Adjusted EBITDA from Coty Inc., (as well as adjusted operating income margin and adjusted EBITDA margin, which are calculated by dividing Adjusted operating income from Coty Inc. and Adjusted EBITDA from Coty Inc., respectively, by net revenues) exclude restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA and adjusted EBITDA margin, in addition to the preceding, we exclude the adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and exclude divestitures, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense and deemed preferred stock dividends, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.

Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company has excluded acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company has excluded the costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company's ability to utilize existing assets and estimate their long-term value. Furthermore, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of operating performance.
•Asset impairment charges: The Company has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Gain on sale and early license termination: We have excluded the impact of gain on sale and early license termination as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale and early license termination.
•Costs related to market exit: We have excluded the impact of direct incremental costs related to our decision to wind down our business operations in Russia. We believe that these direct and incremental costs are inconsistent and infrequent in nature. Consequently, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Gains on sale of real estate: The Company has excluded the impact of Gains on sale of real estate as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.
•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: We have excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded the change in fair value of the investment in Wella, as well as expenses related to potential or actual sales transactions reducing equity investments, as our management believes these unrealized (gains) and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. Such transactions do not reflect our operating results and we have excluded the impact as our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.

•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant noncontrolling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For reconciliations of: (i) adjusted EBITDA (and adjusted EBITDA margin) and adjusted operating income (and adjusted operating income margin) to net income (and net income margin), and (ii) adjusted segment operating income (and adjusted segment operating income margin) to segment operating income (and segment operating income margin), see the tables entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Operating Income and Adjusted EBITDA” and "Reconciliations of Segment Reported Operating Income (Loss) to Segment Adjusted Operating Income (Loss) and Segment Adjusted EBITDA, respectively." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax

Rates for Coty Inc.” For a reconciliation of adjusted net income and adjusted net income margin to net income (and net income margin), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), Financial Net Debt and Economic Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents, and Economic Net Debt is defined as total debt less cash and cash equivalents less the value of the Wella Stake. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt and Economic Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt.”
We operate on a global basis, with the majority of our net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented in “constant currency”, excluding the impact of foreign currency exchange translations to provide a framework for assessing how our underlying businesses performed excluding the impact of foreign currency exchange translations. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We calculate constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using prior year foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate, or for the impacts of hyperinflation. The constant currency information we present may not be comparable to similarly titled measures reported by other companies.
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

SECOND QUARTER BY SEGMENT (COTY INC)

	Three Months Ended December 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2024	2023	Reported Basis	LFL(a)	2024	Change	Margin	2024	Change	Margin
Prestige	$1,116.1	$1,122.6	(1%)	1%	$222.3	11%	20%	$260.0	9%	23%
Consumer Beauty	553.8	605.0	(8%)	(4%)	64.1	6%	12%	73.7	5%	13%
Corporate	—	—	N/A	N/A	(18.2)	25%	N/A	—	N/A	N/A
Total	$1,669.9	$1,727.6	(3%)	(1%)	$268.2	13%	16%	$333.7	8%	20%
(a) Consolidated LFL results for the three months ended December 31, 2024 include 1% help from Argentina resulting from significant price increases due to hyperinflation.
Prestige LFL results for the three months ended December 31, 2024 include 1% help from Argentina resulting from significant price increases due to hyperinflation.
Consumer Beauty LFL results for the three months ended December 31, 2024 include 2% help from Argentina resulting from significant price increases due to hyperinflation.

	Six Months Ended December 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2024	2023	Reported Basis	LFL(a)	2024	Change	Margin	2024	Change	Margin
Prestige	$2,230.2	$2,187.3	2%	4%	$463.8	10%	21%	$539.7	8%	24%
Consumer Beauty	1,111.2	1,181.7	(6%)	(2%)	78.1	(15%)	7%	97.6	(13%)	9%
Corporate	—	—	N/A	N/A	(35.9)	55%	N/A	—	N/A	N/A
Total	$3,341.4	$3,369.0	(1%)	2%	$506.0	17%	15%	$637.3	4%	19%

(a) Consolidated LFL results for the six months ended December 31, 2024 include 1% help from Argentina resulting from significant price increases due to      hyperinflation.
Prestige LFL results for the six months ended December 31, 2024 include 1% help from Argentina resulting from significant price increases due to      hyperinflation.
Consumer Beauty LFL results for the six months ended December 31, 2024 include 2% help from Argentina resulting from significant price increases due to      hyperinflation.

	Adjusted EBITDA
	Three Months Ended December 31,		Six Months Ended December 31,
(in millions)	2024	2023	2024	2023
Prestige	$288.2	$266.2	$595.8	$553.8
Consumer Beauty	102.5	100.2	155.0	172.9
Corporate	—	—	—	—
Total	$390.7	$366.4	$750.8	$726.7

SECOND QUARTER FISCAL 2025 BY REGION

Coty, Inc.

	Three Months Ended December 31,				Six Months Ended December 31,
	Net Revenues		Change		Net Revenues		Change
(in millions)	2024	2023	Reported Basis	LFL(a)	2024	2023	Reported Basis	LFL(a)
Americas	$638.6	$687.9	(7)%	(1)%	$1,332.1	$1,395.9	(5)%	1%
EMEA	839.8	825.7	2%	2%	1,627.6	1,557.9	4%	5%
Asia Pacific	191.5	214.0	(11)%	(11)%	381.7	415.2	(8)%	(8)%
Total	$1,669.9	$1,727.6	(3)%	(1)%	$3,341.4	$3,369.0	(1)%	2%
(a) Americas LFL results for the three and six months ended December 31, 2024 include 3% help from Argentina resulting from significant price increases due to hyperinflation.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Six Months Ended December 31,
(in millions, except per share data)	2024	2023	2024	2023
Net revenues	$1,669.9	$1,727.6	$3,341.4	$3,369.0
Cost of sales	555.7	603.5	1,132.6	1,203.0
as % of Net revenues	33.3%	34.9%	33.9%	35.7%
Gross profit	1,114.2	1,124.1	2,208.8	2,166.0
Gross margin	66.7%	65.1%	66.1%	64.3%

Selling, general and administrative expenses	797.3	833.4	1,605.3	1,600.8
as % of Net revenues	47.7%	48.2%	48.0%	47.5%
Amortization expense	47.3	48.3	95.4	96.9
Restructuring costs	1.4	5.7	2.1	34.1
Operating income	268.2	236.7	506.0	434.2
as % of Net revenues	16.1%	13.7%	15.1%	12.9%
Interest expense, net	54.4	60.1	116.2	129.9
Other expense (income), net	157.2	(80.8)	200.5	(4.2)
Income before income taxes	56.6	257.4	189.3	308.5
as % of Net revenues	3.4%	14.9%	5.7%	9.2%
Provision for income taxes	26.0	71.4	68.0	112.3
Net income	30.6	186.0	121.3	196.2
as % of Net revenues	1.8%	10.8%	3.6%	5.8%
Net income attributable to noncontrolling interests	1.6	0.5	3.7	1.6
Net income attributable to redeemable noncontrolling interests	5.3	4.6	11.0	12.1
Net income attributable to Coty Inc.	$23.7	$180.9	$106.6	$182.5
Amounts attributable to Coty Inc.
Net income	$23.7	$180.9	$106.6	$182.5
Convertible Series B Preferred Stock dividends	(3.3)	(3.3)	(6.6)	(6.6)
Net (loss) income attributable to common stockholders	$20.4	$177.6	$100.0	$175.9

Earnings per common share:
Basic for Coty Inc.	$0.02	$0.20	$0.11	$0.20
Diluted for Coty Inc.(a)	$0.02	$0.20	$0.11	$0.20
Weighted-average common shares outstanding:
Basic	871.4	892.8	869.6	873.6
Diluted(a)(b)	875.2	922.8	875.2	883.3

Depreciation - Coty Inc.	$58.3	$57.1	$114.8	$115.2
(a)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock, and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, RSUs and PRSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $3.3, and to reverse the impact of fair market value losses/(gains) for contracts with the option to settle in shares or cash of $96.5 and $(44.4), respectively, if dilutive, for the three months ended December 31, 2024 and 2023 on net income applicable to common stockholders during the period. The if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $6.6, and to reverse the impact of fair market value losses/(gains) for contracts with the option to settle in shares or cash of $128.8 and $(0.2) respectively, if dilutive, for the six months ended December 31, 2024 and 2023 on net income applicable to common stockholders during the period.
(b)For the three months ended December 31, 2024 and 2023, outstanding stock options with rights to purchase 3.5 million and 3.9 million shares of Common Stock were anti-dilutive and excluded from the computation of diluted EPS. Series A Preferred Stock had no dilutive effect, as the exchange right expired on March 27, 2024. For the six months ended December 31, 2024 and 2023, outstanding stock options and Series A Preferred Stock with purchase or conversion rights to purchase 3.5 million and 2.9 million weighted average shares of Common Stock, respectively, were anti-dilutive and excluded from the computation of diluted EPS.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended December 31, 2024
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,669.9	$—	$1,669.9
Gross profit	1,114.2	1.3	1,115.5
Gross margin	66.7%		66.8%
Operating income	268.2	65.5	333.7
as % of Net revenues	16.1%		20.0%
Net income attributable to common stockholders	20.4	78.4	98.8
as % of Net revenues	1.2%		5.9%
Adjusted EBITDA			390.7
as % of Net revenues			23.4%

EPS (diluted)	$0.02		$0.11

Adjusted diluted EPS includes $0.11 hurt related to the net impact of the Total Return Swaps in the three months ended December 31, 2024.

	Three Months Ended December 31, 2023
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,727.6	$—	$1,727.6
Gross profit	1,124.1	—	1,124.1
Gross margin	65.1%		65.1%
Operating income	236.7	72.6	309.3
as % of Net revenues	13.7%		17.9%
Net income attributable to common stockholders	177.6	51.5	229.1
as % of Net revenues	10.3%		13.3%
Adjusted EBITDA			366.4
as % of Net revenues			21.2%

EPS (diluted)	$0.20		$0.25
Adjusted diluted EPS includes $0.06 related to the net impact of the Total Return Swaps in the three months ended December 31, 2023.

(a) See “Reconciliation of Reported Net Income, Adjusted Operating Income and Adjusted EBITDA for Coty Inc” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Six Months Ended December 31, 2024
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$3,341.4	$—	$3,341.4
Gross profit	2,208.8	1.3	2,210.1
Gross margin	66.1%		66.1%
Operating income	506.0	131.3	637.3
as % of Net revenues	15.1%		19.1%
Net income attributable to common stockholders	100.0	126.9	226.9
as % of Net revenues	3.0%		6.8%
Adjusted EBITDA			750.8
as % of Net revenues			22.5%

EPS (diluted)	$0.11		$0.26

Adjusted diluted EPS includes $0.15 hurt related to the net impact of the Total Return Swaps in the six months ended December 31, 2024.

	Six Months Ended December 31, 2023
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$3,369.0	$—	$3,369.0
Gross profit	2,166.0	—	2,166.0
Gross margin	64.3%		64.3%
Operating income	434.2	177.3	611.5
as % of Net revenues	12.9%		18.2%
Net income attributable to common stockholders	175.9	127.3	303.2
as % of Net revenues	5.2%		9.0%
Adjusted EBITDA			726.7
as % of Net revenues			21.6%

EPS (diluted)	$0.20		$0.34
Adjusted diluted EPS includes $0.00 related to the net impact of the Total Return Swaps in the six months ended December 31, 2023.

(a) See “Reconciliation of Reported Net Income to Adjusted Operating Income, and Adjusted EBITDA” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

COTY INC.	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2024	2023	Change	2024	2023	Change
Net income	$30.6	$186.0	(84%)	$121.3	$196.2	(38%)
Net income margin	1.8%	10.8%		3.6%	5.8%
Provision for income taxes	26.0	71.4	(64%)	68.0	112.3	(39%)
Income (loss) before income taxes	$56.6	$257.4	(78%)	$189.3	$308.5	(39%)
Interest expense, net	54.4	60.1	(9%)	116.2	129.9	(11%)
Other expense (income), net	157.2	(80.8)	>100%	200.5	(4.2)	>100%
Reported Operating income	$268.2	236.7	13%	$506.0	$434.2	17%
Reported operating income margin	16.1%	13.7%		15.1%	12.9%
Amortization expense	47.3	48.3	(2%)	95.4	96.9	(2%)
Restructuring and other business realignment costs	2.7	4.0	(33%)	3.4	31.3	(89%)
Stock-based compensation	15.5	20.2	(23%)	32.5	49.9	(35%)
Loss (Gain) on sale of real estate	—	0.1	(100%)	—	(1.6)	100%
Early license termination and market exit costs	—	—	N/A	—	0.8	(100%)
Total adjustments to reported operating income	65.5	72.6	(10%)	131.3	177.3	(26%)
Adjusted Operating income	$333.7	$309.3	8%	$637.3	$611.5	4%
Adjusted operating income margin	20.0%	17.9%		19.1%	18.2%
Adjusted depreciation	57.0	57.1	—%	113.5	115.2	(1%)
Adjusted EBITDA	$390.7	$366.4	7%	$750.8	$726.7	3%
Adjusted EBITDA margin	23.4%	21.2%		22.5%	21.6%

RECONCILIATIONS OF SEGMENT REPORTED OPERATING INCOME (LOSS) TO SEGMENT ADJUSTED OPERATING INCOME (LOSS) AND SEGMENT ADJUSTED EBITDA

OPERATING INCOME, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- PRESTIGE SEGMENT

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2024	2023	Change %	2024	2023	Change %
Reported operating income	$222.3	$200.6	11%	$463.8	$422.2	10%
Reported operating income margin	19.9%	17.9%		20.8%	19.3%
Amortization expense	37.7	38.4	(2%)	75.9	77.1	(2%)
Total adjustments to reported operating income	37.7	38.4	(2%)	75.9	77.1	(2%)
Adjusted operating income	$260.0	239.0	9%	$539.7	499.3	8%
Adjusted operating income margin	23.3%	21.3%		24.2%	22.8%
Adjusted depreciation	28.2	27.2	4%	56.1	54.5	3%
Adjusted EBITDA	$288.2	266.2	8%	$595.8	553.8	8%
Adjusted EBITDA margin	25.8%	23.7%		26.7%	25.3%

OPERATING INCOME, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- CONSUMER BEAUTY SEGMENT

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2024	2023	Change %	2024	2023	Change %
Reported operating income	$64.1	$60.4	6%	$78.1	$92.4	(15)%
Reported operating income margin	11.6%	10.0%		7.0%	7.8%
Amortization expense	9.6	9.9	(3%)	19.5	19.8	(2%)
Total adjustments to reported operating income	9.6	9.9	(3%)	19.5	19.8	(2%)
Adjusted operating income	$73.7	70.3	5%	$97.6	112.2	(13%)
Adjusted operating income margin	13.3%	11.6%		8.8%	9.5%
Adjusted depreciation	28.8	29.9	(4%)	57.4	60.7	(5%)
Adjusted EBITDA	$102.5	100.2	2%	$155.0	172.9	(10%)
Adjusted EBITDA margin	18.5%	16.6%		13.9%	14.6%
OPERATING LOSS, ADJUSTED OPERATING LOSS AND ADJUSTED EBITDA- CORPORATE SEGMENT

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2024	2023	Change %	2024	2023	Change %
Reported operating loss	$(18.2)	$(24.3)	25%	$(35.9)	$(80.4)	55%
Reported operating income (loss) margin	N/A	N/A		N/A	N/A
Restructuring and other business realignment costs	2.7	4.0	(33%)	3.4	31.3	(89%)
Stock-based compensation	15.5	20.2	(23%)	32.5	49.9	(35%)
Loss on sale of real estate	$—	$0.1	(100%)	$—	$(1.6)	100%
Early license termination and market exit costs	$—	$—	N/A	$—	$0.8	(100%)
Total adjustments to reported operating income	18.2	24.3	(25%)	35.9	80.4	(55%)
Adjusted operating loss	$—	$—	N/A	$—	$—	N/A
Adjusted operating income margin	N/A	N/A		N/A	N/A
Adjusted depreciation	—	—	N/A	—	—	N/A
Adjusted EBITDA	$—	$—	N/A	$—	$—	N/A
Adjusted EBITDA margin	N/A	N/A		N/A	N/A

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR COTY INC.

	Three Months Ended December 31, 2024			Three Months Ended December 31, 2023
(in millions)	Income before income taxes	Provision for income taxes	Effective tax rate	Income before income taxes	Provision for income taxes	Effective tax rate
Reported Income before income taxes	$56.6	$26.0	45.9%	$257.4	$71.4	27.7%
Adjustments to Reported Operating Income (a)	65.5			72.6
Change in fair value of investment in Wella Company (c)	32.0			(13.0)
Other adjustments (d)	(0.1)			0.2
Total Adjustments (b)	97.4	17.3		59.8	6.6
Adjusted Income before income taxes	$154.0	$43.3	28.1%	$317.2	$78.0	24.6%

The adjusted effective tax rate was 28.1% for the three months ended December 31, 2024 compared to 24.6% for the three months ended December 31, 2023. The difference is primarily due to the loss on forward repurchase contracts having a higher proportional impact in the current period.

	Six Months Ended December 31, 2024			Six Months Ended December 31, 2023
(in millions)	Income before income taxes	Provision for income taxes	Effective tax rate	Income before income taxes	Provision for income taxes	Effective tax rate
Reported Income before income taxes - Continuing Operations	$189.3	$68.0	35.9%	$308.5	$112.3	36.4%
Adjustments to Reported Operating Income (a)	131.3			177.3
Change in fair value of investment in Wella Company (c)	32.0			(17.0)
Other adjustments (d)	(0.4)			4.1
Total Adjustments (b)	162.9	32.6		164.4	33.7
Adjusted Income before income taxes - Continuing Operations	$352.2	$100.6	28.6%	$472.9	$146.0	30.9%
The adjusted effective tax rate was 28.6% for the six months ended December 31, 2024 compared to 30.9% for the six months ended December 31, 2023. The difference is primarily due to an expense of $24.3 in the prior period on the revaluation of the Company's deferred tax liabilities due to a tax rate increase enacted in Switzerland.

(a) See a description of adjustments under “Reconciliation of Reported Net Income to Adjusted Operating Income and Adjusted EBITDA for Coty Inc.
(b) The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c) The amount represents the unrealized (gain) loss recognized for the change in the fair value of the investment in Wella.
(d) For the three months ended December 31, 2024, this primarily represents recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments. For the three months ended December 31, 2023, this primarily represents adjustments for equity loss from KKW.
For the six months ended December 31, 2024, this primarily represents recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments. For the six months ended December 31, 2023, this primarily represents divestiture-related costs related to our equity investments and loss from our equity investment in KKW.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2024	2023	Change	2024	2023	Change
Net income attributable to Coty Inc.	$23.7	$180.9	(87%)	$106.6	$182.5	(42%)
Convertible Series B Preferred Stock dividends (c)	(3.3)	(3.3)	—%	(6.6)	(6.6)	—%
Reported Net income attributable to common stockholders	$20.4	$177.6	(89%)	$100.0	$175.9	(43%)
% of Net revenues	1.2%	10.3%		3.0%	5.2%
Adjustments to Reported Operating income (a)	65.5	72.6	(10%)	131.3	177.3	(26%)
Change in fair value of investment in Wella Company (d)	32.0	(13.0)	>100%	32.0	(17.0)	>100%
Adjustments to other expense (e)	(0.1)	0.2	<(100%)	(0.4)	4.1	<(100%)
Adjustments to noncontrolling interests (b)	(1.7)	(1.7)	—%	(3.4)	(3.4)	—%
Change in tax provision due to adjustments to Reported Net income (loss) attributable to Coty Inc.	(17.3)	(6.6)	<(100%)	(32.6)	(33.7)	3%
Adjusted Net income attributable to Coty Inc.	$98.8	$229.1	(57%)	$226.9	$303.2	(25%)
% of Net revenues	5.9%	13.3%		6.8%	9.0%

Per Share Data
Adjusted weighted-average common shares
Basic	871.4	892.8		869.6	873.6
Diluted (c)(f)	875.2	922.8		875.2	907.0
Adjusted Net income attributable to Coty Inc. per Common Share
Basic	$0.11	$0.26		$0.26	$0.35
Diluted (c)	$0.11	$0.25		$0.26	$0.34

 Adjusted diluted EPS includes $0.11 hurt and $0.15 hurt related to the net impact of the Total Return Swaps in the three and six months ended December 31, 2024, respectively. Adjusted diluted EPS includes $0.06 and $0.00 related to the net impact of the Total Return Swaps in the three and six months ended December 31, 2023, respectively.

(a)See a description of adjustments under “Net Income, Adjusted Operating Income and Adjusted EBITDA for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock and the Forward Repurchase Contracts, if applicable. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, PRSUs and RSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc. while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends and the impact of fair market value (gains)/losses for contracts with the option to settle in shares or cash, if dilutive, on net income applicable to common stockholders during the period.
(d)The amount represents the realized and unrealized (gain) loss recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended December 31, 2024, this primarily represents recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments. For the three months ended December 31, 2023, this primarily represents adjustments for equity loss from KKW.
For the six months ended December 31, 2024, this primarily represents recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments. For the six months ended December 31, 2023, this primarily represents divestiture-related costs related to our equity investments and loss from equity investment in KKW.
(f)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three months ended December 31, 2024 and 2023, no dilutive shares of the Forward Repurchase Contracts were included in the computation of adjusted diluted EPS as their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value losses/(gains) for contracts with the option to settle in shares or cash of $96.5 and $(44.4), respectively. For the three months ended December 31, 2024, Convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) was anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $3.3. For the three months ended December 31, 2023, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $3.3 was required.
Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the six months ended December 31, 2024 and 2023, no dilutive shares of the Forward Repurchase Contracts were included in the computation of adjusted diluted EPS as their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value losses/(gains) for contracts with the option to settle in shares or cash of $128.8 and $(0.2), respectively. For the six months ended December 31, 2024, convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) were anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $6.6. For the six months ended December 31, 2023, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $6.6 was required.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended December 31,		Six Months Ended December 31,
(in millions)	2024	2023	2024	2023
Net cash provided by operating activities	$464.5	$421.9	$531.9	$608.1
Capital expenditures	(45.5)	(58.9)	(120.8)	(121.1)
Free cash flow	$419.0	$363.0	$411.1	$487.0
RECONCILIATION OF TOTAL DEBT TO FINANCIAL NET DEBT AND ECONOMIC NET DEBT

COTY INC.	As of
(in millions)	December 31, 2024
Total debt[1]	$3,459.0
Less: Cash and cash equivalents	249.6
Financial Net debt	$3,209.4
Less: Value of Wella stake	1,053.0
Economic Net debt	$2,156.4

1 Total debt is derived from footnote 9 from the Form 10-Q for the quarter-ended December 31, 2024 and includes both the Company's short-term and long-term debt (including the current portion of long-term debt)

RECONCILIATION OF TTM(a) NET INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

					Twelve months ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	December 31, 2024
(in millions)
Net income (loss) from continuing operations	$8.8	$(95.6)	$90.7	$30.6	$34.5
Provision (benefit) for income taxes on continuing operations	$(5.4)	$(11.8)	$42.0	$26.0	$50.8
Income (loss) from continuing operations before income taxes	$3.4	$(107.4)	$132.7	$56.6	$85.3
Interest expense, net	$60.4	$61.7	$61.8	$54.4	$238.3
Other (income) expense, net	$14.0	$80.4	$43.3	$157.2	$294.9
Reported operating income from continuing operations	$77.8	$34.7	$237.8	$268.2	$618.5
Amortization expense	$48.5	$48.0	$48.1	$47.3	$191.9
Restructuring and other business realignment costs	$(1.7)	$7.0	$0.7	$2.7	$8.7
Stock-based compensation	$20.5	$18.4	$17.0	$15.5	$71.4
Early license termination and market exit costs	$(1.2)	$(0.1)	$—	$—	$(1.3)
Total adjustments to reported operating loss	$66.1	$73.3	$65.8	$65.5	$270.7
Adjusted operating income	$143.9	$108.0	$303.6	$333.7	$889.2
Add: Adjusted depreciation(b)	$56.0	$56.5	$56.5	$57.0	$226.0
Adjusted EBITDA	$199.9	$164.5	$360.1	$390.7	$1,115.2
(a)Trailing twelve months (TTM) net income from continuing operations, reported operating income, adjusted operating income, and adjusted EBITDA represents the summation of each of these financial metrics for the quarters ended December 31, 2024, September 30, 2024, June 30, 2024, and March 31, 2024.
(b)Adjusted depreciation for the twelve months ended December 31, 2024 represents depreciation expense for Coty Inc for the period, excluding accelerated depreciation.

COMPARISON OF TOTAL DEBT/NET INCOME FROM CONTINUING OPERATIONS TO FINANCIAL NET DEBT/ADJUSTED EBITDA

			Numerator
			Total Debt	Financial Net Debt(c)
			$3,459.0	$3,209.4
Denominator	TTM Net income from continuing operations(b)	$34.5	100.3	N/R(d)
	TTM Adjusted EBITDA(a)	$1,115.2	N/R(d)	2.9
(a)TTM Adjusted EBITDA for the twelve months ended December 31, 2024 represents the summation of Adjusted EBITDA for each of the quarters ended December 31, 2024, September 30, 2024, June 30, 2024, and March 31, 2024. For a reconciliation of net income (loss) from continuing operations to Adjusted EBITDA for each of those periods, see the table entitled "Reconciliation of TTM Net Income to Adjusted Operating Income and Adjusted EBITDA" for each of those periods.
(b)TTM net income from continuing operations for the twelve months ended December 31, 2024 represents the summation of net income from continuing operations for each of the quarters ended December 31, 2024, September 30, 2024, June 30, 2024, and March 31, 2024.
(c)Financial Net Debt equals Total Debt minus Cash and cash equivalents as of December 31, 2024. See table titled "Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt".
(d)Not relevant.

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended December 31, 2024 vs. Three Months Ended December 31, 2023 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures (a)	LFL(b)
Prestige	(1)%	—%	(1)%	1%
Consumer Beauty	(8)%	(4)%	—%	(4)%
Total Continuing Operations	(3)%	(1)%	—%	(1)%

	Six Months Ended December 31, 2024 vs. Six Months Ended December 31, 2023 Net Revenue Change

Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures(a)	LFL(b)
Prestige	2%	3%	(1)%	4%
Consumer Beauty	(6)%	(2)%	—%	(2)%
Total Continuing Operations	(1)%	1%	(1)%	2%
(a)The Company had an early license termination with Lacoste and concluded the sell-off period at the end of the second quarter of fiscal 2024. In calculating the QTD YoY LFL revenue change, to maintain comparability, we have excluded the second quarter of fiscal 2024 Lacoste contribution. In calculating the YTD YoY LFL revenue change, to maintain comparability, we have excluded the first and second quarters of fiscal 2024 Lacoste contribution.
(b) Consolidated LFL results for the three months ended December 31, 2024 include 1% help from Argentina resulting from significant price increases due to hyperinflation. Prestige LFL results for the three months ended December 31, 2024 include 1% help from Argentina resulting from significant price increases due to hyperinflation. Consumer Beauty LFL results for the three months ended December 31, 2024 include 2% help from Argentina resulting from significant price increases due to hyperinflation.
Consolidated LFL results for the six months ended December 31, 2024 include 1% help from Argentina resulting from significant price increases due to hyperinflation. Prestige LFL results for the six months ended December 31, 2024 include 1% help from Argentina resulting from significant price increases due to hyperinflation. Consumer Beauty LFL results for the six months ended December 31, 2024 include 2% help from Argentina resulting from significant price increases due to hyperinflation

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2024	June 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$249.6	$300.8
Restricted cash	19.0	19.8
Trade receivables, net	594.3	441.6
Inventories	705.8	764.1
Prepaid expenses and other current assets	383.8	437.2
Total current assets	1,952.5	1,963.5
Property and equipment, net	673.9	718.9
Goodwill	3,816.4	3,905.7
Other intangible assets, net	3,418.4	3,565.6
Equity investments	1,056.7	1,090.6
Operating lease right-of-use assets	238.8	255.3
Other noncurrent assets	567.6	582.9
TOTAL ASSETS	$11,724.3	$12,082.5

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,364.6	$1,405.6
Short-term debt and current portion of long-term debt	14.4	3.0
Other current liabilities	1,367.2	1,193.2
Total current liabilities	2,746.2	2,601.8
Long-term debt, net	3,387.0	3,841.8
Long-term operating lease liabilities	203.3	218.7
Other noncurrent liabilities	1,173.4	1,172.5
TOTAL LIABILITIES	7,509.9	7,834.8

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	142.4
REDEEMABLE NONCONTROLLING INTERESTS	103.1	93.6
Total Coty Inc. stockholders’ equity	3,784.7	3,827.1
Noncontrolling interests	184.2	184.6
Total equity	3,968.9	4,011.7
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$11,724.3	$12,082.5

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$121.3	$196.2

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	210.2	212.2
Non-cash lease expense	32.0	31.3
Deferred income taxes	15.2	78.4
Provision (release) for bad debts	2.6	(0.2)
Provision for pension and other post-employment benefits	5.4	5.0
Share-based compensation	32.5	49.9
Other	212.4	7.3
Change in operating assets and liabilities:
Trade receivables	(187.1)	(139.6)
Inventories	38.9	81.9
Prepaid expenses and other current assets	13.7	(47.5)
Accounts payable	29.5	23.2
Accrued expenses and other current liabilities	9.6	138.7
Operating lease liabilities	(28.8)	(30.4)
Other assets and liabilities, net	24.5	1.7
Net cash provided by operating activities	531.9	608.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(120.8)	(121.1)
Proceeds from sale of long-term assets	—	1.7
Proceeds from contingent consideration from sale of discontinued business	15.6	—
Payments for license acquisitions	(3.0)	—
Net cash used in investing activities	(108.2)	(119.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term debt	10.0	—
Proceeds from revolving loan facilities	1,011.9	1,134.0
Repayments of revolving loan facilities	(943.8)	(1,347.0)
Proceeds from issuance of other long-term debt	—	1,284.3
Repayments of term loans and other long term debt	(490.6)	(1,613.5)
Dividend payment on Class A Common Stock and Series B Preferred Stock	(6.7)	(6.8)
Net proceeds from issuance of Class A Common Stock	—	354.9
Net (payments of) proceeds from foreign currency contracts	(10.3)	0.4
Payments related to forward repurchase contracts, including hedge valuation adjustment	(77.8)	(24.0)
Refunds related to hedge valuation adjustment	61.8	—
Distributions to noncontrolling interests and redeemable noncontrolling interests	—	(8.5)
Payment of deferred financing fees	(2.0)	(39.5)
All other	(13.8)	(20.2)
Net cash used in financing activities	(461.3)	(285.9)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(14.4)	(3.1)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(52.0)	199.7
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	320.6	283.8
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$268.6	$483.5